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Warburg, Pincus Equity Partners, L.P.
Warburg, Pincus Netherlands Equity Partners I, C.V.
Warburg, Pincus Netherlands Equity Partners II, C.V.
Warburg, Pincus Netherlands Equity Partners III, C.V.
466 Lexington Avenue
New York, NY 10017

June 2, 2001

The Cobalt Group, Inc.
2200 First Avenue, Suite 400
Seattle, WA 98134

Gentlemen:

    Reference is made to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, between The Cobalt Group, Inc., a Washington corporation (the "Company"), and Cobalt Acquisition Corporation, a Washington corporation ("Merger Sub"). Capitalized terms used but not defined herein shall have the meaning assigned to them in the Merger Agreement. The undersigned (collectively, the "Warburg Pincus Funds") hereby agree with the Company as follows:

    1.  Immediately prior to the consummation of the Merger, the Warburg Pincus Funds and the Company will execute and deliver to each other a subscription agreement (the "Subscription Agreement"), in substantially the form attached hereto.

    2.  If the Company terminates the Merger Agreement pursuant to Section 7.1(e)(ii), or if the Company terminates the Merger Agreement solely as a result of the failure of the condition set forth in Section 6.2(c) to have been satisfied, then the Warburg Pincus Funds shall pay to the Company, at the time of such termination, an amount equal to the Termination Fee plus the Company's reasonably documented out-of-pocket expenses incurred by the Company in connection with the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby, including, without limitation, the reasonable fees and expenses of the Company's and the Special Committee's counsel and accountants as well as all reasonable fees and expenses payable to all investment banking firms and other financial institutions; provided, however, that in no event shall the aggregate amount of such out-of-pocket expenses exceed $1,500,000.

    3.  Except as set forth in paragraph 2 above, the Warburg Pincus Funds shall have no liability hereunder or under the Subscription Agreement unless the Merger shall have occurred.

    If the foregoing correctly sets forth our understanding, please so indicate by executing a copy of this letter in the space indicated below and return it to us.

Sincerely,
WARBURG, PINCUS EQUITY PARTNERS, L.P.
By:	Warburg, Pincus & Co., its General Partner
By:	/s/ JOSEPH P. LANDY
WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS I, C.V.
By:	Warburg, Pincus & Co., its General Partner
By:	/s/ JOSEPH P. LANDY Name: Joseph P. Landy Title:
WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS II, C.V.
By:	Warburg, Pincus & Co., its General Partner
/s/ JOSEPH P. LANDY Name: Joseph P. Landy Title:

2

WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS III, C.V.
By:	Warburg, Pincus & Co., its General Partner
/s/ JOSEPH P. LANDY Name: Joseph P. Landy Title:
ACCEPTED AND AGREED:
THE COBALT GROUP, INC.
By:	/s/ JOHN W.P. HOLT Name: John W.P. Holt Title: President & Chief Executive Officer

3

THE COBALT GROUP, INC.
FORM OF
SUBSCRIPTION AGREEMENT

                 , 2001

Warburg, Pincus Equity Partners, L.P.
Warburg, Pincus Netherlands Equity Partners I, C.V.
Warburg, Pincus Netherlands Equity Partners II, C.V.
Warburg, Pincus Netherlands Equity Partners III, C.V.
466 Lexington Avenue
New York, New York 10017
Attention: Joseph P. Landy

Ladies and Gentlemen:

    This letter is being written for the purpose of setting forth the basic terms of the understandings between The Cobalt Group, Inc., a Washington corporation (the "Company"), and you in connection with the purchase by you and sale by the Company of shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock") as set forth below. YOU SHOULD BE AWARE THAT YOU MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

    If you are in agreement with the terms and conditions set forth herein, please sign the last page of one copy of this letter and return it to us, whereupon this letter shall represent a legally binding agreement between us and shall supersede any prior agreement between you and the Company as regards the sale and purchase of stock of the Company. Please keep the other copy of this letter for your files.

    1.  AUTHORIZATION OF CAPITAL STOCK.  Under the Company's Amended and Restated Articles of Incorporation (the "Articles"), the Company is authorized to issue (i) 200,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). Under the power conferred to the Company's board of directors (the "Board") under the Articles, and as a condition to your entering into this Agreement, the Company has agreed to create a series of Preferred Stock, the Series A Preferred Stock, by causing a Certificate of Designation (the "Certificate of Designation") to be filed with the Secretary of State of the State of Washington. A copy of the Certificate of Designation, in substantially the form in which it will be filed with the Secretary of State of the State of Washington, is attached hereto as Exhibit A.

    2.  PURCHASE AND SALE OF SHARES.

      (a) Subject to the terms and conditions hereof, on the Closing Date (as defined herein) the Company shall issue to you and shall purchase from the Company, the number of shares of Series A Preferred Stock (the "Shares") equal to the Total Number for the amount per share in cash set forth on Schedule I hereto (the "Purchase Price"). The Total Number shall be allocated among each of you in proportion to the percentages set forth opposite your name on Schedule I hereto. For purposes hereof, the term "Total Number" shall mean the sum of (i) the number of Shares (as defined in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 2, 2001, by and between the Company and Cobalt Acquisition Corporation, a Washington corporation ("Merger Sub")) and (ii) the number obtained by dividing the Total Estimated Expenses by the Per Share Amount (as defined in the Merger Agreement). For purposes hereof, the term "Total Estimated Expenses" shall mean the total out-of-pocket expenses to be paid by the Company, Merger Sub or Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership ("WP"), or the Company on behalf of Merger Sub or WP, in connection with the negotiation and execution of the Merger Agreement and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and expenses of the Company's, Merger Sub's, WP's and the Special Committee's counsel and accountants as well as all reasonable fees and expenses payable to all investment banking firms and other financial institutions, printing costs and filing fees. Total Estimated Expenses shall be determined in good faith by the Company at least two business days prior to the Closing Date.

      (b) Such issuance and purchase shall be effected by the Company executing and delivering to you duly executed certificates evidencing the Shares, duly registered in your name against delivery by you to the Company of the Purchase Price. Such payment shall be made by wire transfer.

      (c) The closing of the sale shall take place no later than one business day following the later to occur of (i) the consummation of the Merger (as defined in the Merger Agreement), and (ii) the filing of the Certificate of Designation with the Secretary of State of the State of Washington. The date on which the closing of the sale of the Shares takes place is herein referred to as the "Closing Date".

    3.  RESTRICTIONS ON STOCK.  None of the Shares (including any shares received as a result of dividends, splits or any other forms of recapitalization in respect of such Shares) shall be Transferred (as hereinafter defined), either voluntarily or involuntarily, directly or indirectly, except pursuant to an effective registration under the Securities Act (as hereinafter defined), or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder.

    4.  WARRANTIES AND REPRESENTATIONS OF THE COMPANY

    The Company represents and warrants that:

      (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.

      (b) The Board has authorized or will, prior to the Closing Date authorize the execution, delivery, and performance of this Agreement and the transactions contemplated hereby and thereby. No other corporate action is necessary to authorize such execution, delivery and performance, and upon such execution and delivery, this Agreement shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Board has authorized or will, prior to the Closing Date, authorize the issuance and delivery of the Shares in accordance with this Agreement.

      (c) The Shares to be issued and sold by the Company pursuant to this Agreement, when issued in accordance with the provisions hereof, will be validly issued by the Company, fully paid and nonassessable shares of the Company, and no shareholder of the Company has any preemptive rights to subscribe for any such Shares. The shares of Common Stock issuable upon conversion of the Shares when issued in accordance with the Certificate of Designation, will be validly issued by the Company, fully paid and nonassessable shares of the Company.

      (d) Except with respect to filings made in connection with exemptions from registration under state or federal securities laws, the creation, authorization, issuance, offer and sale of the Shares do not require any consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the Company or the vote, consent or approval in any manner of the holders of any security of the Company as a condition to the execution and delivery of this Agreement or the creation, authorization, issuance, offer and sale of the Shares. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder will not violate (i) the terms and conditions of the Articles or the Bylaws of the Company, or any agreement or instrument to which the Company is a party or by which it is bound or (ii) subject to the accuracy of your representations and warranties contained in Section 5 hereof, any federal or state law.

    5.  INVESTOR REPRESENTATIONS

    Each of you represents and warrants that:

      (a) Offering Exemption. You understand that the Shares have not been registered under the Securities Act, nor registered or qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption from such registration and qualification based in part upon your representations contained herein.

      (b) Knowledge of Offer. You are familiar with the business and operations of the Company and have been given the opportunity to obtain from the Company all information that you have requested regarding its business plans and prospects.

      (c) Knowledge and Experience; Ability to Bear Economic Risks. You have such knowledge and experience in financial and business matters that you are capable of evaluating the merits and risks of the investment contemplated by this Agreement; and you are able to bear the economic risk of this investment in the Company (including a complete loss of this investment).

      (d) Limitations on Disposition. You recognize that no public market exists for the Shares, and none may exist in the future (other than as set forth in the Registration Rights Agreement). You understand that you must bear the economic risk of this investment indefinitely unless your Shares are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such Shares is qualified or registered under applicable state securities laws or an exemption from such qualification or registration is available, and that the Company has no present intention of so registering the Shares. You further understand that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow you to Transfer any or all the Shares, in the amounts, or at the times you might propose. You understand that at the present time Rule 144 promulgated under the Securities Act by the Securities and Exchange Commission ("Rule 144") is not applicable to sales of the Shares because they are not registered under Section 12 of the Exchange Act (as hereinafter defined) and there is not publicly available the information concerning the Company specified in Rule 144. You further acknowledge that the Company is not presently under any obligation to register under Section 12 of the Exchange Act or to make publicly available the information specified in Rule 144 and that it may never be required to do so.

      (e) Investment Purpose. You are acquiring the Shares solely for your own account for investment and not with a view toward the resale, Transfer, or distribution thereof, nor with any present intention of distributing the Shares. No other Person (as hereinafter defined) has any right with respect to or interest in the Shares to be purchased by you, nor have you agreed to give any Person any such interest or right in the future.

      (f)  Capacity. You have full power, authority and legal right to execute and deliver this Agreement and to perform your obligations hereunder.

      (g) No Conflict. The execution and delivery by you of this Agreement and the performance of your obligations hereunder will not violate (1) the terms and conditions of your partnership agreement or similar analogous organizational documents or any agreement or instrument to which you are a party or by which you are bound or (2) any federal or state law.

      (h) Information. You confirm that neither the Company, nor any of its directors, executive officers, employees, affiliates or agents has made any representations or warranties concerning your investment in the Company including, without limitation, any representations or warranties concerning the return you may receive on your investment in the Company or tax consequences that may arise in connection with your investment in the Company other than such representations and warranties contained herein and contained in the Transaction Documents (as defined herein). In making your decision to invest in the Company, you have relied upon independent investigations made by you and by your professional advisors. You and your advisors have been furnished any and all nonproprietary materials available to the Company and have been afforded the opportunity to ask questions concerning the Company, its business and any other matters relating to the Company, the transactions contemplated by the Merger Agreement and the offer and sale of the Shares.

      (i)  Accredited Investor. You hereby represent and warrant that you are an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act.

      (j)  Financial Capacity. You have the funds on hand or available to you to pay the Purchase Price on the terms set forth herein.

    6.  SECURITIES ACT RESTRICTIONS.  The certificates evidencing the Shares (and shares of Common Stock issuable upon conversion of the Shares) will bear the following legend or similar legend reflecting the restrictions on the transfer of such securities contained in this Agreement:

      "The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws and may not be transferred except pursuant to an effective registration under the Act or such laws or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the Act and such laws and the rules and regulations promulgated thereunder."

    7.  INTERPRETATION OF THIS AGREEMENT

      (a) Terms Defined. As used in this Agreement, the following terms have the respective meaning set forth below:

        Exchange Act: the Securities Exchange Act of 1934, as amended.

        Person: an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

        Securities Act: the Securities Act of 1933, as amended.

        Transfer: any sale, assignment, pledge, hypothecation, or other disposition or encumbrance.

      (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

      (c) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

    8.  MISCELLANEOUS

      (a) Notices. All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

         (i) if to you, at c/o Warburg, Pincus & Co., 466 Lexington Avenue, New York, New York 10017 (facsimile: (212) 687-2011), Attention: Joseph P. Landy, with a copy to Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019 (facsimile: (212) 728-9222), Attention: Steven J. Gartner, Esq.;

        (ii) if to the Company, 2200 First Avenue South, Seattle, Washington 98134 (facsimile: (206) 269-6350), Attention: John W.P. Holt, with a copy to Stoel Rives LLP, 600 University Street, Suite 3600, Seattle, Washington 98101 (facsimile: (206) 386-7500), Attention: Christopher Voss, Esq.

or at such other address or facsimile number as the party giving notice may have furnished the other parties hereto in writing.

      (b) Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery, if a business day, otherwise the first business day thereafter; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

      (c) Survival. All warranties, representations, and covenants made by you and the Company herein or in any certificate or other instrument delivered by you or the Company as specifically required under this Agreement shall be considered to have been relied upon by the Company or you, as the case may be, and shall survive all deliveries to you of the Shares, or payment to the Company for such Shares, regardless of any investigation made by the Company or you, as the case may be, or on the Company's or your behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Company hereunder.

      (d) Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. It is understood that you may assign your rights hereunder to any affiliate or to any third party account managed by you. Nothing in this Agreement shall confer upon any Person not a party to this Agreement any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

      (e) Entire Agreement; Amendment and Waiver. This Agreement and the Certificate of Designation constitute the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and you.

      (f)  Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

      (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

    [Signature page follows]

    Please indicate your acceptance and approval of the foregoing in the space provided below.

THE COBALT GROUP, INC.
By:
Name: Title:
Approved and Accepted as of the Day of , 2001
WARBURG, PINCUS EQUITY PARTNERS, L.P.
By:	Warburg, Pincus & Co., its General Partner
By:
Name: Title:
WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS I, C.V.
By:	Warburg, Pincus & Co., its General Partner
By:
Name: Title:
WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS II, C.V.
By:	Warburg, Pincus & Co., its General Partner
By:
Name: Title:

WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS III, C.V.
By:	Warburg, Pincus & Co., its General Partner
By:
Name: Title:

Schedule I

Name of Investor	Percentage	Purchase Price
Warburg, Pincus Equity Partners, L.P.	94.5%	Per Share Amount* for each Share
Warburg, Pincus Netherlands Equity Partners I, C.V.	3%	Per Share Amount* for each Share
Warburg, Pincus Netherlands Equity Partners I, C.V.	2%	Per Share Amount* for each Share
Warburg, Pincus Netherlands Equity Partners I, C.V	.5%	Per Share Amount* for each Share

Total	100%

    * As defined in the Merger Agreement.

Exhibit A
Certificate of Designation

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THE COBALT GROUP, INC. FORM OF SUBSCRIPTION AGREEMENT